UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2025

AVALO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)
1500 Liberty Ridge Drive, Suite 321, Wayne, Pennsylvania 19087
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	AVTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On September 16, 2025, the board of directors (the “Board”) of Avalo Therapeutics, Inc. (the “Company”) appointed Kevin Lind to the Board, effective October 1, 2025.

Mr. Lind will serve as a director until the Company’s 2026 Annual Meeting of Stockholders or until his successor is duly elected and qualified. Mr. Lind will serve as a member of the Audit Committee of the Board immediately upon his appointment.

There are no arrangements or understandings between Mr. Lind and any other person pursuant to which Mr. Lind was selected as a director of the Company, and there is no family relationship between Mr. Lind and any of the Company’s other directors or executive officers. Mr. Lind will be eligible for Board compensation pursuant to the Company’s Amended and Restated Non-Employee Director Compensation Plan (the “A&R Non-Employee Director Compensation Plan”). Accordingly, in connection with his appointment and in accordance with the A&R Non-Employee Director Compensation Plan, Mr. Lind will be granted a non-qualified stock option award to purchase 40,200 shares of the Company’s common stock on October 1, 2025, vesting in three substantially equal installments on the first, second and third anniversary of the date of grant, in each case, subject to the eligible director’s continued service on each such vesting date. The option has an exercise price equal to the closing price of Avalo’s common stock on the Nasdaq Capital Market on October 1, 2025.

Mr. Lind recently served as Longboard Pharmaceuticals, Inc.’s President and Chief Executive Officer and as a member of its board from the company’s inception in 2020 until Longboard was acquired by H. Lundbeck A/S in December 2024 for $2.6 billion. Prior to co-founding Longboard Pharmaceuticals, Mr. Lind served as EVP and Chief Financial Officer during the turnaround of Arena Pharmaceuticals (acquired by Pfizer for $6.7 billion in 2022) from 2016 to 2020. During his tenure as an executive leader at these organizations, he successfully raised over $1.1 billion in equity capital, secured valuable business development partnerships, spun out two organizations, and was instrumental in activities resulting in the successful acquisitions of both companies. At Longboard, Mr. Lind also led the innovative drug development strategies resulting in the conceptualization of a novel medical indication and securing of Breakthrough Therapy designation from the U.S. FDA for a Phase 3 neurological drug candidate for developmental and epileptic encephalopathies.

Prior to Arena, Mr. Lind focused on healthcare investing at TPG Special Situations Partners from 2009 to 2016 and at TPG-Axon from 2006 to 2008. He served in various capacities as a healthcare investment banker at Lehman Brothers, Inc., a former global financial services firm, from 1998 to 2002 and 2004 to 2006. Mr. Lind received a B.S. from Stanford University in Biological Sciences and an MBA from UCLA Anderson School of Management.

In connection with his appointment, Mr. Lind will enter into the Company’s standard form of indemnification agreement, a copy of which is filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

There are no related party transactions between Mr. Lind and the Company, and the Board believes that Mr. Lind satisfies the independence requirements of Rule 5605(a)(2) of the Nasdaq Stock Market listing rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Director Resignation

On September 16, 2025, June Almenoff, M.D., Ph.D., resigned from her role as director of the Company, effective October 1, 2025, in order to pursue new opportunities. Dr. Almenoff’s resignation from the Board includes her resignation from the Company’s Audit Committee, and is not related to any matter concerning the Company’s operations, policies, or practice. The Company is grateful for Dr. Almenoff’s service over the past four years, during which time her expertise, judgment, and leadership have been invaluable in guiding Avalo and have contributed to the Company’s success. In connection with Dr. Almenoff’s resignation, the Board has amended the terms of the outstanding equity awards granted to Dr. Almenoff pursuant to the A&R Non-Employee Director Compensation Plan, as in effect from time to time during Dr. Almenoff’s service on the Board (the “Awards”). These amendments include accelerating the vesting period of the

Awards so as to vest in full, effective October 1, 2025, and amending the expiration dates of Dr. Almenoff’s outstanding option awards to be September 30, 2026.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit No.	Description

99.1	Press Release dated September 22, 2025.

104	The cover pages of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALO THERAPEUTICS, INC.

Date: September 22, 2025	By:	/s/ Christopher Sullivan
Christopher Sullivan
Chief Financial Officer

3